Exhibit 10.9

Mr. Ronald J. Kramer

President

Wynn Resorts, Limited

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

U.S.A.

Mr. Matt Maddox

Chief Financial Officer

Wynn Resorts (Macau), S.A.

429, Avenida da Praia Grande

18th Floor, Praia Grande Commercial Building

Macau

June 4, 2004

Gentlemen,

Wynn Resorts (Macau), S.A. – Underwriting Agreement

This letter agreement (the “Underwriting Agreement”) confirms the terms and conditions on which Deutsche Bank AG, Hong Kong Branch and Société Générale Asia Limited (each individually a “Bank” and collectively the “Banks”) agree with Wynn Resorts, Limited and Wynn Resorts (Macau), S.A. (each individually a “Company” and collectively the “Companies”) to jointly act as Global Coordinating Lead Arrangers and to arrange and underwrite a senior bank debt financing (the “Financing”) as described in Sections 3 and 5 of this Underwriting Agreement in relation to the proposed development of Phase I of a luxury hotel and destination casino resort and retail/entertainment complex located on the Macau Peninsula adjacent to the Hotel Lisboa on a portion of an approximately 16-acre site in the Chinese Special Administrative Region of Macau (the “Project”).

This Underwriting Agreement supersedes the engagement letter dated 25 July 2003 entered into by the Companies and the Banks (the “Engagement Letter”).

1.	Definitions

1.1	In this Underwriting Agreement, capitalised terms have the following meaning:

“Act” has the meaning given thereto in Section 17.2.

“Additional Project Funding” has the meaning given thereto in Section 4.1.

“Affiliate” means in relation to any party to this Underwriting Agreement, any company or entity that directly or indirectly controls or is controlled by, or is under common control with, that party, where control is the ability to or right to control 50% or more of the voting rights at a general meeting of shareholders or a right to appoint the majority of directors.

“Bank” or “Banks” has the meaning given thereto in the first paragraph of this Underwriting Agreement.

“Borrower” means Wynn Resorts (Macau), S.A.

“Claims” has the meaning given thereto in Section 11.1.

“Company” or “Companies” has the meaning given thereto in the first paragraph of this Underwriting Agreement.

“Engagement Letter” means the engagement letter dated 25 July 2003 entered into by the Companies and the Banks.

“Existing DB Confidentiality Undertaking” has the meaning given thereto in Section 10.1.

“Existing SG Confidentiality Undertaking” has the meaning given thereto in Section 10.1.

“First Drawdown Date” means the date when all conditions precedent have been met in full or waived and funds are available to be drawn under the Senior Term Loan.

“Financing” has the meaning given thereto in the first paragraph of this Underwriting Agreement.

“Financing Documentation” means the finance and security documentation entered into for the Senior Bank Debt.

“Indemnified Parties” has the meaning given thereto in Section 11.1.

“Indemnifying Parties” has the meaning given thereto in Section 11.1.

“Losses” has the meaning given thereto in Section 11.1.

“Project” has the meaning given thereto in the first paragraph of this Underwriting Agreement.

“Senior Bank Debt” means the Senior Term Loan and the Revolving Credit Facility.

“Senior Term Loan” means the Senior Term Loan as described in Section 2.1.

“Services” means the senior bank debt arranging and underwriting as described in Sections 3 and 5.

“Signing Date” means the date of execution of the Financing Documentation.

“Term Sheet” means the detailed summary terms and conditions for the Financing provided at Appendix 3 to this Underwriting Agreement.

“Third Party Beneficiary” has the meaning given thereto in Section 17.2.

“Underwriting Agreement” means this letter agreement.

“Underwritten Senior Bank Debt” means the Senior Term Loan and the Revolving Credit Facility.

“Revolving Credit Facility” means the Revolving Credit Facility as described in Section 2.1.

2.	Financial Plan

2.1	The financial plan for the Project is as follows:

Facility	Amount
Senior Bank Debt
Base Debt	USD 352 million[1,2]
Contingent Debt	USD 30 million[1,2]
Total Senior Term Loan	USD 382 million
Revolving Credit Facility	HKD 117 million[1]
Subordinated Debt
Performance Bond Facility	MOP 700 million
Equity
Base Equity	USD 230 million
Subordinated Funding	USD 122 million
Contingent Equity	USD 30 million[3]

[1]	Or equivalent in other currencies as provided for in the Term Sheet

[2]	To be broken into project and hotel facilities as provided for in the Term Sheet

[3]	Which may be increased as provided for in the Term Sheet

2.2	Further information on the financial plan for the Project is contained in the Term Sheet provided at Appendix 3 to this Underwriting Agreement.

3.	Underwriting

3.1	The Banks hereby agree, on a several basis and subject to the conditions in Section 3.2, to underwrite the Underwritten Senior Bank Debt as follows:

(a)	Deutsche Bank AG, Hong Kong Branch	USD 198,500,000 or its equivalent in HKD.

(b)	Société Générale Asia Limited	USD 198,500,000 or its equivalent in HKD.

3.2	The underwriting commitment given by the Banks in Section 3.1 is subject to:

(a)	Compliance by the Companies with the terms and conditions of this Underwriting Agreement;

(b)	Execution of documentation of the Financing in form and substance satisfactory to the Banks (acting reasonably) and consistent with the terms and conditions of the Financing as detailed in the Term Sheet and satisfaction of conditions therein;

(c)	This Underwriting Agreement not having been terminated in accordance with Section 12;

(d)	All Special Administrative Region of Macau and corporate approvals for the Project and the Financing having been obtained (other than those which by their nature cannot be obtained prior to the Signing Date); and

(e)	Evidence acceptable to the Banks of the enactment of legislation providing for casino operators in Macau to be the grantors of credit to patrons.

3.3	The Banks confirm they have received final credit approval to underwrite the Underwritten Senior Bank Debt subject only to the conditions provided in Section 3.2.

4.	Other Agreements

4.1	Additional Project Funding:

Except as set forth in the next sentence, the Companies hereby covenant that from the date hereof until the Signing Date, no additional equity or equity-like instruments (other than the Base Equity, Contingent Equity and Subordinated Funding referred to in Section 2.1, which Subordinated Funding is being provided by Aruze Corp. or a majority owned subsidiary or holding company or any majority owned subsidiary of any holding company of Aruze Corp.) and/or subordinated debt or any debt or other form of financing (other than the Performance Bond Facility referred to in Section 2.1) in addition to the Senior Bank Debt (collectively, “Additional Project Funding”) will be raised by the Companies or their Affiliates for the purpose of financing the Project. The foregoing description of Additional Project Funding and the covenant in this Section 4.1 is not intended to preclude the Companies from arranging a substitute for the Subordinated Funding by another person identified by the Companies.

4.2	Interest Rate Risk Management:

(a)

The Companies agree that the Borrower shall manage its interest rate risk on the Senior Term Loan by fixing, by way of interest rate swap, interest rate cap, interest rate collar or other agreed hedging products, the base interest rate payable on a portion of the Senior Term Loan as provided for in Part B of the Term Sheet. The Companies agree that each of the Banks shall have the right to provide half of such interest rate risk management products to the Borrower pursuant, in the case of interest rate swaps, interest rate caps and, where relevant, in respect of other hedging products, to an ISDA Master Agreement (version to be agreed) and the

Schedule thereto, together with a confirmation, in substantially identical form and acceptable to the Banks, at the following price levels:

(i)	In the case of interest rate swaps, the prevalent market swap rate (which will be a common rate among the Banks) plus a swap margin of 0.20% p.a.

(ii)	In the case of interest rate caps, the cap premium will be calculated as the prevalent market rate (which will be a common rate among the Banks) plus a one time commercial margin of USD 25,000 per Bank based on a cap notional amount per Bank of USD 5 million (in USD and/or HKD equiv.) – to be increased or reduced pro rata for any cap notional amount higher or lower than USD 5 million (in USD and/or HKD equiv.).

(iii)	In the case of other interest rate risk management products, the Borrower and the Banks shall act in good faith to reasonably agree the applicable price levels having regard to, inter alia, the pricing levels agreed in Sections 4.2(a)(i) and 4.2(a)(ii) and the price levels the Banks would normally apply to such products for clients of a similar credit standing to the Borrower.

(b)	The Banks confirm they have received final credit approval to provide the interest rate swaps described in Section 4.2(a)(i) subject only to (i) agreement on the ISDA Master Agreement and Schedule thereto and (ii) the conditions in Section 3.2.

5.	Advisers; Division of Work; Timetable

5.1	Advisers:

(a)	Pursuant to the Engagement Letter, the Banks have engaged certain advisers. The Banks shall continue to take the necessary steps to coordinate the supervision of the relevant advisers to the Banks and in due course the other senior bank lenders. As at the date of this Underwriting Agreement the following advisers have been appointed to the Banks and in due course the other senior bank lenders with the approval of the Companies:

(i)	Lenders’ International Legal Counsel = Clifford Chance.

(ii)	Lenders’ Macanese Legal Counsel = Henrique Saldanha.

(iii)	Lenders’ Technical Adviser = Mott Connell.

(iv)	Lenders’ Insurance Adviser = Jardine Lloyd Thompson Limited.

(v)	Market Study = The Innovation Group.

(b)	Subject to Section 5.1(c), the Banks reserve the right to appoint such other advisers as may be required for the financing including but not limited to a tax/financial model consultant.

(c)	The Companies’ approval will be required for the appointment of any other advisers to the Banks and the terms of the engagement of such advisers. Such approval shall be evidenced by the Companies’ countersignature on the engagement letter between each adviser and the Banks. Subsequent to their appointment, however, the selected advisers will have a duty of care and reporting to the Banks. In the case of a tax/financial model consultant the Companies hereby agree to the appointment of such adviser provided such adviser is appointed on reasonable commercial terms.

(d)	The fees and expenses of the Banks’ advisers shall be for the account of the Companies pursuant to the terms of the engagement signed with such advisers. The Banks shall request that potential advisers submit fee caps as part of their proposal to undertake an advisory engagement.

5.2	Division of Work:

The Companies expect the Banks to provide seamless coordination between themselves on all aspects of the roles to be performed by the Banks. In particular, the Banks understand that the Companies require that the Banks, and the Banks agree to, act as one team, to closely coordinate their work and to share all information relating to the Project.

5.3	Work Roles:

The allocation of work roles between the Banks shall be as follows:

Role	Responsibility

Joint Bookrunners	Deutsche Bank AG, Hong Kong Branch and Société Générale Asia Limited

Technical/Insurance/Due Diligence Banks	Deutsche Bank AG, Hong Kong Branch and Société Générale Asia Limited

Documentation Bank	Société Générale Asia Limited

Market Documentation/Modelling Bank	Deutsche Bank AG, Hong Kong Branch

5.4	Other Titles:

For publicity purposes the Banks shall collectively refer to themselves as the Global Coordinating Lead Arrangers. Any other titles, and any titles given to other senior bank debt lenders, shall be determined in consultation with the Companies.

5.5	Publicity:

(a)	The Companies agree that:

(i)	Prior to the Signing Date with the prior consent of the Companies; and

(ii)	Commencing upon the Signing Date without the prior consent of the Companies,

the Banks will have the right to place advertisements in financial and other newspapers and journals, at their own individual and as the case may be, separate expense, describing the Services to the Companies.

(b)	The Banks agree that:

(i)	At any time where compelled or required to do so in order to comply with their regulatory filing obligations;

(ii)	Prior to the Signing Date with the prior written consent of the Banks; and

(iii)	Commencing upon the Signing Date without the prior consent of the Banks,

the Companies will have the right to issue, or arrange for the issue of any document or announcement in relation to the Financing or this engagement which refers, either expressly or by implication, to any Bank or its Affiliates.

5.6	Timetable:

The Banks acknowledge that an objective of the Companies is to achieve the Signing Date as soon as possible. The Banks agree to work with the Companies in good faith to achieve this objective. The Companies acknowledge and agree that there may arise circumstances outside the control of the Banks that may impact the time required to achieve the Signing Date. The Companies acknowledge that their support and cooperation shall be critical factors in achieving the Signing Date and agree to work with the Banks in good faith to assist the Banks to provide the Services in accordance with the provisions of this Underwriting Agreement and to, inter alia, respond to requests for information and clarification during the Banks’ documentation and syndication processes in a timely and complete manner.

5.7	Implementation:

Each of the Banks acknowledges that they, or one of more of their Affiliates, have participated in other recent financings with the Companies or their Affiliates. To the extent the Banks believe there are appropriate similarities between such financings and the Financing, the Banks shall use their reasonable efforts to work efficiently and avoid duplication in their activities, including without limitation, their performance of the Services, due diligence and implementation of the Financing.

6.	Project Teams and Communication

6.1	Bank Teams:

Each Bank has formed a transaction team for the Project to work with the Companies for the duration of the engagement. Changes to the transaction team may be made upon prior written notice to the Companies. The Banks shall ensure that any additional members of the team have at least equivalent skills and experience as the existing members and relevant to the tasks to be performed by them so that the Banks can reasonably discharge their obligation to provide the Services without affecting the overall timing of the transaction. As at the date of this Underwriting Agreement, the Banks’ team members and contact information are provided at Appendix 1 to this Underwriting Agreement.

6.2	Company Teams:

The Companies shall advise the Banks of their team members by written notice from time to time. As at the date of this Underwriting Agreement, the Companies’ team members and contact information are provided at Appendix 1 to this Underwriting Agreement.

6.3	Communication:

Official communications between the parties will be made through the nominated representatives of the Companies and the Banks, which may be changed from time to time by the written notice to the other parties. As at the date of this Underwriting Agreement, official communication should be addressed to:

WYNN RESORTS, LIMITED

Mr. Ronald J. Kramer

President

Wynn Resorts, Limited

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

U.S.A.

Tel:     +1 702 733 4123

Fax:    +1 702 791 0167

Email: Ron.Kramer@wynnresorts.com

With a copy to:

Mr. Marc Rubinstein

Senior Vice President, General Counsel & Secretary

Wynn Resorts, Limited

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

U.S.A.

Tel:     +1 702 770 2111

Fax:    +1 702 770 1020

Email: Marc.Rubinstein@wynnresorts.com

WYNN RESORTS (MACAU), S.A.

Mr. Matt Maddox

Chief Financial Officer

Wynn Resorts (Macau), S.A.

429, Avenida da Praia Grande

18th Floor, Praia Grande Commercial Building

Macau

Tel:     +853 889 966

Fax:    +853 329 966

Email: Matt.Maddox@wynnmacau.com

DEUTSCHE BANK AG, HONG KONG BRANCH

Mr. Jonathan Robinson

Co-Head of Debt Products, Asia

Deutsche Bank AG, Hong Kong Branch

55/F Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Tel:     +852 2203 7436

Fax:    +852 2203 7212

Email: jonathan.robinson@db.com

SOCIETE GENERALE ASIA LIMITED

Mr. David Gore

Director, Project Finance & Advisory

Société Générale Asia Limited

42/F Edinburgh Tower

15 Queen’s Rd Central

Hong Kong

Tel:     +852 2166 5610

Fax:    +852 2804 6215

Email: david.gore@sgcib.com

7.	Fees

7.1	Work or other fees payable individually to each of the Banks or their Affiliates for their performance of roles other than as set out in Section 5.3 or otherwise in connection with the Project, including, inter alia, paying agency, security agency and/or trustee (if applicable), shall be set out in separate correspondence between the Companies and the relevant Bank.

7.2	A front end arranging/underwriting fee of 3.00% flat of the amount of the Senior Bank Debt shall be paid to the Banks on the earlier of First Drawdown Date and the date 30 days from the Signing Date.

7.3	The front end fee set out in Section 7.2 shall be shared equally between the Banks, less the participation fees payable to participating senior bank lenders in the Underwritten Senior Bank Debt, which are included within the front end fee to be paid to the Banks as set out in Section 7.2 and which shall be distributed by the Banks to the participating senior bank lenders in accordance with arrangements agreed between them.

8.	Expenses

The Companies hereby agree to reimburse the Banks for all reasonable costs and expenses incurred in respect of the provision of the Services under this Underwriting Agreement and the Engagement Letter commencing from the date of the Engagement Letter until termination of this Underwriting Agreement in accordance with the terms hereof. Such expenses shall include, but not be limited to, the reasonable costs of business class travel, hotel accommodation, general syndication (including costs of any roadshow and printing of any information memorandum), communication and meals, provided however that any trans-Pacific travel shall be subject to prior approval by the Companies and expenses for advisers to the Banks shall be subject to the prior approval of the Companies of the engagement of such adviser pursuant to Section 5.1.

9.	Information

The Companies shall use reasonable efforts to ensure that any information provided to the Banks, whether provided orally or in writing and including expressions of opinion, shall, to the best of their knowledge and belief, be true, fair, accurate and not misleading and the Companies shall promptly notify the Banks if the status of any such information may change.

10.	Confidentiality

10.1

Unless compelled or required by judicial process, law or applicable regulation (whether or not having the force of law) or requested by a bank examiner, the Banks, their directors, officers and employees will keep confidential all non-public information (save as to the extent such information (i) becomes public following receipt otherwise than by reason of (a) a breach of the terms of this Section 10, (b) in the case of Société Générale Asia Limited or any of its Affiliates, a breach of the terms of the confidentiality agreement dated 8 May 2003 between Wynn Resorts, Limited and SG Cowen Securities Corporation (the “Existing SG Confidentiality Undertaking”) or (c) in the case of Deutsche Bank AG or any of its Affiliates, a breach of the confidentiality agreement dated 27 May 2002, between Deutsche Bank Trust Company and Valvino Lamore, LLC (the “Existing DB Confidentiality Undertaking”), (ii) is in the possession of the Bank(s) prior to disclosure of such information by the Companies or their representatives otherwise than by reason of (a) a breach of the terms of this Section 10, (b) in the case of Société Générale Asia Limited or any of its Affiliates, a breach of the terms of the Existing SG Confidentiality Undertaking or (c) in the case of Deutsche Bank AG or any of its Affiliates, a breach of the terms of the Existing DB Confidentiality Undertaking or (iii) is received by the Bank(s) from a third party who was under no obligation of confidentiality) supplied by the Companies or any of their representatives and will only disclose such information to their respective head office, other branches and Affiliates, or the respective directors, officers, employees and advisers of the Banks and their Affiliates, in each case, who have a need to know such information in order to provide the Services. Société Générale Asia Limited also acknowledges and agrees that the Existing SG Confidentiality Undertaking and Deutsche Bank AG also acknowledges and agrees that the Existing DB Confidentiality

Undertaking is in addition to and not superceded by this Underwriting Agreement and shall remain effective to the extent it imposes additional or further obligations on Société Générale Asia Limited or its Affiliates or Deutsche Bank AG or its Affiliates beyond those set forth in this Underwriting Agreement. Following termination of a Bank’s engagement under this Underwriting Agreement, the confidentiality obligations of that Bank under this Section 10 will remain in force for a period of three years from the date of this Underwriting Agreement.

10.2	Notwithstanding any other provision of this Underwriting Agreement, any party (and each of its respective officers, directors, employees, agents and professional advisers) is and has been from the commencement of discussions with respect to the Financing permitted to disclose to any person, without limitation of any kind, the “tax structure” and “tax treatment” (in each case within the meaning of Treasury Regulations Section 1.6011-4 of the Internal Revenue Service of the United States of America) of the Financing and all materials of any kind (including opinions or other tax analysis) related to such tax structure and tax treatment.

11.	Liability

11.1	Each of the Companies (the “Indemnifying Parties”) agrees jointly and severally to indemnify the Banks, their respective Affiliates, the respective agents, officers, directors and employees of the Banks and their Affiliates (the “Indemnified Parties”) from and against any and all actions, claims, demands, proceedings, investigations, liabilities or judgements (collectively “Claims”) and any and all losses, damages, costs, charges and expenses, including all costs, expenses and fees connected with the investigating, preparing or defending any such claim (collectively “Losses”) which any Indemnified Party may suffer or incur relating to or arising out of the provision of the Services, except to the extent such losses are due to the gross negligence or willful misconduct of any Indemnified Party and additionally each Indemnifying Party will reimburse each Indemnified Party for all reasonable costs and expenses which are properly incurred by that Indemnified Party in connection with litigation or investigation in which any Indemnified Party is involved (as principal or witness) arising out of the Services, except to the extent such losses are due to the gross negligence or willful misconduct of any Indemnified Party.

11.2	No Indemnifying Party will be responsible for any Claims or Losses to the extent that they are directly or indirectly a result of a default by an Indemnified Party or its Affiliates or the result of the gross negligence or willful misconduct of any Indemnified Party or any of its Affiliates.

11.3

Each Indemnified Party will, as soon as reasonably practicable, notify the Indemnifying Party upon becoming aware of any Claim or threatened Claims of any kind which may give rise to a liability on the part of the Indemnifying Party under this Section 11; provided, however, that the failure so to notify the Indemnifying Parties shall not relieve the Indemnifying Parties of any liability that they may have to such Indemnified Parties pursuant to this Section 11, unless the delay in notification has prejudiced the Indemnifying Party, but in any event shall not relieve the Indemnifying Parties from any liability which they may have otherwise than on account of this Section11. Notwithstanding the above, following such notification, the Indemnifying Parties may elect in writing to assume the defense of such action or proceeding, and, upon such election, it shall not be liable for any legal costs subsequently incurred by such Indemnified Party

(other than the reasonable costs of investigation or providing evidence) in connection therewith, unless (i) the Indemnifying Parties have failed to provide counsel reasonably satisfactory to such Indemnified Party in a timely manner, (ii) counsel which has been provided by the Indemnifying Parties reasonably determines that its representation of such Indemnified Party would present it with a conflict of interest or (iii) the Indemnified Party reasonably determines that there may be legal defenses available to it which are different from or in addition to those available to the Indemnifying Parties. It is understood that the Indemnifying Parties shall jointly and severally reimburse such fees and expenses as they are incurred in respect of (i), (ii) and (iii). The Indemnifying Parties shall not be liable for any settlement of any such proceeding effected without its (or their) written consent (provided that such consent shall not be unreasonably withheld or delayed), but if settled with such consent (or without such consent in circumstances where such consent shall have been unreasonably withheld or delayed as aforesaid) or if there be a final judgment for the plaintiff, the Indemnifying Parties agree to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgement. The Indemnifying Parties will not settle any proceeding without the written consent of the relevant Indemnified Party unless such settlement includes an unconditional release of such Indemnified Party on claims that are the subject matter of such proceeding and does not include a statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party. Each Indemnified Party and the Indemnifying Party in the conduct of litigation shall have regard to the legitimate interests of the other and avoid unnecessarily prejudicing such interests and shall give to the other notice of all material developments in the conduct of any Claim including notice of any proposed, actual or received offer of compromise.

12.	Entry into Force and Termination

12.1	Entry into Force and Termination:

This Underwriting Agreement will enter into force upon execution by all parties hereto. Unless otherwise agreed in writing by all parties hereto, this Underwriting Agreement shall terminate on the date which is the earlier of:

(a)	The Signing Date;

(b)	The expiry of 30 days written notice by any of the Banks to the Companies stating that either of the Companies has failed to comply to a material extent with any of the terms of this Underwriting Agreement (whether by negligence, willful misconduct or otherwise), provided that during such 30 day period, the Companies may cure such failure to the satisfaction of such Bank(s);

(c)	The expiry of 30 days written notice by the Companies to the Banks stating that either of the Banks has failed to comply to a material extent with any of the terms of this Underwriting Agreement (whether by negligence, willful misconduct or otherwise) provided that during such 30 day period, the Banks may cure such failure to the satisfaction of the Companies;

(d)	The date upon which the Companies give written notice to the Banks that they are withdrawing from or otherwise ceasing to pursue the Project;

(e)	The date a Bank gives written notice to the Companies that it must cease providing the Services due to illegality;

(f)	At the option of the Companies or either of the Banks, the date of service of a written notice of termination if the Signing Date is not achieved by 31 July 2004;

(g)	At the option of the Companies or either of the Banks, the date of service of a written notice of termination if the Companies and the Banks are unable to agree on any changes to the pricing, structure, terms and/or tenor of the Underwritten Senior Bank Debt pursuant to Section 21.5;

(h)	The date either of the Banks gives written notice to the Companies regarding the occurrence of any material adverse change in:

(i)	The operations, business, properties, condition or prospects (financial or otherwise) of either of the Companies;

(ii)	The economic or technical viability of the Project;

(iii)	The domestic, Asian or international debt capital or loan syndication markets; or

(iv)	The political, financial, currency exchange or exchange control, economic situation or sovereign rating (as may be applicable) in Macau, People’s Republic of China or Hong Kong.

(i)	At the option of the Companies, the date of service of a written notice of termination to the Banks if the Banks are seeking Additional Project Funding or credit support from the Companies or their Affiliates as a condition to the Signing Date or First Drawdown Date.

12.2	Effect of Termination:

(a)	Only the obligations of the Banks under Sections 10, 11, 12, 15 and 18 and of the Companies under Sections 4.2(a), 7, 8, 11, 12, 15 and 18 shall survive such termination, in the case of Sections 7, 8 and 11 limited to existing claims and accrued liabilities subject in the case of the Companies to the Borrower assuming such obligations under the Financing Documentation and in relation to Section 4.2(a) the obligations of the Companies shall only survive in the event of a termination pursuant to Section 12.1(a), and no other obligation or liability under this Underwriting Agreement shall continue.

(b)	In the event of termination, the total liability of the Companies to the Banks for such termination shall be the prompt payment, pursuant to Sections 7, 8, 13 and 14, of all accrued and unpaid fees, costs and expenses in connection with the Services rendered up to and including the date of termination.

13.	Invoicing

13.1	The Banks and the Banks’ advisers shall invoice the Companies for amounts then payable and due under this Underwriting Agreement.

13.2	All payments will be made within 30 days of receipt by the Companies of the related invoice subject to:

(a)	Deductions for specific amounts which are disputed in good faith by the Companies by notice in writing to the relevant Bank or Bank adviser (copied to the Banks) within 30 days of receipt of the related invoice; and

(b)	The provisions of this Underwriting Agreement.

13.3	The Banks will be entitled to suspend provision of the Services, without any liability whatsoever, in the event that an invoice is not paid by the time provided for in Section 13.2.

13.4	The Company may make good faith enquiries in relation to the relevant invoice by notice in writing to the relevant Bank or Bank adviser (copied to the Banks).

14.	Withholding Taxes

14.1	All payments to the Banks pursuant to this Underwriting Agreement (i) are payable in US Dollars, (ii) shall not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter and (iii) shall, save as required by law, be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings. The Companies shall pay such additional amount which is required by law to be deducted to the relevant authorities as required so that the Banks will receive the net amount after such deduction equal to the amount which would otherwise have been receivable by them had no such deduction been required and hereby indemnify each of the Indemnified Parties for any loss, cost or expense suffered by any of them by reason of any failure by the Companies to make such deductions or make payment to the relevant authorities.

14.2	Any goods and services tax or other value added taxes payable shall be for the account of the Companies and are not included in the fees referred to in Section 7 or the expenses referred to in Section 8.

14.3	The Banks will cooperate with the Companies to the extent within their reasonable control, in order to avoid or minimise any such taxes, levies, imposts, deductions, charges, withholdings, including without limitation invoicing, providing the Services or undertaking other activities through alternative offices or branches of the Banks. However, in no event will any Bank be obliged to arrange its business or its tax affairs, or disclose any information regarding its business or its tax affairs.

15.	Assignment

No party to this Underwriting Agreement may assign or transfer its rights and/or obligations under this Underwriting Agreement without the prior written consent of all parties hereto.

16.	Amendments; Counterparts; Notices; No Agency

16.1	No implied duties, functions or responsibilities shall be imposed upon the Banks in connection with their engagement hereunder.

16.2	This Underwriting Agreement may not be amended or modified except in writing signed by all parties hereto.

16.3	This Underwriting Agreement may be executed in any number of counterparts which when taken together will constitute one agreement.

16.4	Any notices that are required to be given or made hereunder shall be made in writing and shall be made by fax or letter, in accordance with Section 6.3.

16.5	Nothing in this Underwriting Agreement shall be construed as constituting the Banks as the agent of the Companies for any purpose whatsoever, and the Banks shall not have the authority or power to bind the Companies or to contract in the name or create a liability against the Companies in any way for any purpose save as expressly provided herein.

17.	Binding Effect and Third Party Beneficiary

17.1	Save as provided below, this Underwriting Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and no other person (except for Indemnified Parties) is intended to nor shall acquire or have any rights under or by virtue of this Underwriting Agreement. Each of the parties hereto confirms that the Indemnified Parties shall be entitled to the benefit of this Underwriting Agreement without any prior or specific notice being given to any of the other parties hereto.

17.2	Section 11 of this Underwriting Agreement confers a benefit on each Bank’s Affiliates (and its and their respective control persons, directors, officers, employees and agents) (each a “Third Party Beneficiary”) and subject to the relevant Third Party Beneficiary obtaining the prior written consent of such Banks, are intended to be enforceable by each such Third Party Beneficiary by virtue of the Contracts (Rights of Third Parties) Act 1999 (the “Act”). Subject to the foregoing, the parties to this Underwriting Agreement do not intend that any term of this Underwriting Agreement shall be enforceable, by virtue of the Act, by any person who is not a party to this Underwriting Agreement. Notwithstanding the foregoing, this Underwriting Agreement may be varied in any way and at any time by the parties to this Underwriting Agreement without the consent of any Third Party Beneficiary.

18.	Governing Law and Jurisdiction

18.1	This Underwriting Agreement is governed by and shall be construed in accordance with English law.

18.2	In the event of any disputes arising out of or in connection with this Underwriting Agreement, or its existence, breach, termination or invalidity, if not settled after good faith consultation between the parties, shall be referred to and finally settled through submission by the parties to the exclusive jurisdiction of the courts of England.

18.3	To the extent that any of the Companies or the Banks has or hereafter may acquire any immunity from jurisdiction of any court or from any set-off or legal process (whether through service or notice, attachment prior to judgement, execution or otherwise) with respect to itself or its property, each of the Companies and the Banks hereby irrevocably waives such immunity, to the extent permitted by law, in respect of its obligations under this Underwriting Agreement.

19.	Exclusivity

Other than with respect to the Performance Bond Facility described in Section 2.1 and any refinancing of the Senior Bank Debt following the Signing Date, the Companies agree that neither they nor any Affiliates will, so long as this Underwriting Agreement is in effect, appoint any other party or parties to arrange, underwrite or otherwise provide any senior bank debt financing for the Project.

20.	Nature of the Banks’ Obligations

Save that if the Companies terminate one Bank pursuant to Section 12 they shall be entitled to terminate both Banks, the obligations of each Bank under this Underwriting Agreement shall be several and failure by one Bank to perform its obligations hereunder shall not prejudice the rights of the other Bank hereunder. Neither of the Banks shall be responsible for the obligations of the other Bank hereunder.

21.	General Syndication

21.1	The Companies acknowledge and agree that the Banks may syndicate the Underwritten Senior Bank Debt. The strategy for the general syndication of the Underwritten Senior Bank Debt shall be determined by the Banks in consultation with the Companies and shall be agreed between the Banks prior to the execution of this Underwriting Agreement. The Companies acknowledge and agree that the Banks shall have the right, following consultation with the Companies, to amend, modify or adjust the syndication strategy if necessary in the opinion of the Banks.

21.2	The Companies acknowledge and agree that the Banks may at their discretion and following consultation with the Companies, commence general syndication at any time following the execution of this Underwriting Agreement.

21.3	The Companies agree to generally provide all reasonable and customary assistance to the Banks in the general syndication of the Underwritten Senior Bank Debt including (a)

providing all information reasonably requested by the Banks, (b) assisting in the preparation of an information memorandum to be used in connection with the general syndication of the Underwritten Senior Bank Debt and agreeing to such information memorandum for the purposes of warranting information under the Financing Documentation (subject to customary exceptions) and (c) making available senior representatives of the Companies from time to time to attend and make presentations regarding the business and prospects of the Project or the Companies to prospective participants in the Underwritten Senior Bank Debt, as requested by the Banks. The Banks will provide the Companies with a copy of the information memorandum for review and approval prior to the distribution thereof to prospective participants.

21.4	The Companies acknowledge and agree that the Banks may syndicate the Underwritten Senior Bank Debt to commercial banks or to any other entity on the list attached at Appendix 2 to this Underwriting Agreement or to any other entity approved by the Companies (such approval not to be unreasonably withheld). The amount of participation of each participant in the Underwritten Senior Bank Debt will be determined by the Banks at their discretion in consultation with the Companies.

21.5	The commitment of each of the Banks under Section 3.1 is subject to the Banks’ entitlement, jointly, after consultation with the Companies, to change the structure, terms, amount or pricing of the Senior Term Loan if the syndication is not completed to the satisfaction of the Banks and if the Banks determine between them that such changes are advisable in order to ensure the successful syndication of the Senior Term Loan. Any change to pricing terms shall not be greater than 25% of the all-in pricing terms comprising interest margin and front-end fees, calculated in aggregate on a per annum yield basis. Any reduction in the amount of the Senior Term Loan shall not be greater than an amount equal to 10% of the Underwritten Senior Bank Debt. Any change in the tenor of the Senior Term Loan shall not reduce the average loan life of the Senior Term Loan to less than 4.5 years. Each Bank’s commitment to lend under the Senior Term Loan shall be subject to the agreement of the Companies to any such change(s) made under this Section 21.5.

21.6	The Companies acknowledge and agree that it is the intention of the Banks to syndicate the Revolving Credit Facility to a bank or banks with a banking license in Macau and that such facility may be provided in Macau Patacas notwithstanding that it has been underwritten by the Banks, under Section 3.1, in HKD. The Companies agree to use reasonable endeavours to assist the Banks in their discussions with the target bank or banks for the Revolving Credit Facility.

21.7	The Banks agree to use reasonable endeavours to ensure that general syndication of the Underwritten Senior Bank Debt is completed in a timely and efficient manner.

21.8

Except with the prior written consent of the Banks, from the date of this Underwriting Agreement until the earlier of (a) completion of general syndication of the Underwritten Senior Bank Debt (as determined by the Banks) or (b) the date falling three months after the Signing Date, the Companies or their Affiliates will not syndicate or issue, attempt to syndicate or issue, announce or authorise the announcement of the syndication or issuance of, or initiate the private placement of any senior or subordinated debt (or guarantee) facility or senior or subordinated debt security (including any renewals thereof) for the Project which, in the reasonable judgment of either of the Banks, could be likely to adversely impact the successful general syndication of the Underwritten Senior Bank Debt, except for the following:

(a)	The Performance Bond Facility described in Section 2.1; and

(b)	Any Additional Project Funding not excluded by Section 4.1.

Please indicate your acceptance to the provisions hereof by signing the enclosed copy of this Underwriting Agreement and returning it to the undersigned.

Yours faithfully,

DEUTSCHE BANK AG, HONG KONG BRANCH

/s/ Frank V. Nash	/s/ Philip Crotty
Mr. Frank V. Nash	Mr. Philip Crotty
Managing Director, Asia Pacific	Managing Director, Asia Pacific
Head of Global Corporate Finance, Asia Pacific	Global Corporate Finance, Asia Pacific

SOCIETE GENERALE ASIA LIMITED

/s/ Ashley C. Wilkins	/s/ David Gore
Mr. Ashley C. Wilkins	Mr. David Gore
Managing Director	Director
Head of Project Finance & Advisory	Project Finance & Advisory

WE HEREBY CONFIRM OUR ACCEPTANCE OF AND AGREEMENT TO THE TERMS OF THIS UNDERWRITING AGREEMENT:

for and on behalf of WYNN RESORTS, LIMITED

/s/ Stephen A. Wynn	/s/ Ronald J. Kramer
Mr. Stephen A. Wynn	Mr. Ronald J. Kramer
Chairman and Chief Executive Officer	President

for and on behalf of WYNN RESORTS (MACAU), S.A.

/s/ Stephen A. Wynn	/s/ Matt Maddox
Mr. Stephen A. Wynn	Mr. Matt Maddox
Chairman	Chief Financial Officer